Exhibit 6.7

VISKASE COMPANIES, INC.

2012 LONG-TERM PERFORMANCE PLAN

Originally Adopted on June 15, 2012

Amended on March 10, 2017

TABLE OF CONTENTS

1.	PURPOSE OF THE PLAN		1

2.	DEFINITIONS		1

	(a)	“Award Agreement”	1
	(b)	“Beneficial Owner”	1
	(c)	“Board of Directors”	1
	(d)	“Breach of Conduct”	1
	(e)	“Cause”	2
	(f)	“Change in Control”	2
	(g)	“Code”	2
	(h)	“Committee”	2
	(i)	“Company”	2
	(j)	“Disability”	2
	(k)	“Exchange Act”	3
	(l)	“Participant”	3
	(m)	“Performance Award”	3
	(n)	“Person”	3
	(o)	“Plan”	3
	(p)	“Related Parties”	3
	(q)	“Retirement”	3
	(r)	“Separation from Service”	3
	(s)	“Subsidiary”	4
	(t)	“Viskase”	4
	(u)	“Voting Stock”	4

3.	ADMINISTRATION OF THE PLAN		4

4.	ELIGIBILITY		4

5.	PERFORMANCE AWARDS		4

	(a)	Grant of Performance Awards	4
	(b)	Value of Performance Awards	5
	(c)	Earning of Performance Awards	5
	(d)	Award Agreement	5
	(e)	Form and Timing of Payment of Performance Awards	5

i

	(f) Payment in the Event of Death, Disability, or a Separation from Service due to (i) Retirement, (ii) Termination by the Company without Cause, or (iii) Termination by the Company due to Participant’s Disability as Defined in the Participant’s Agreement	5
	(g) Payment in the Event of a Separation from Service for Other Reasons	5
	(h) Payment Upon a Change in Control	6
	(i) Leaves of Absence	6
	(j) Nontransferability	6

6.	ADJUSTMENTS	6

7.	NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO PERFORMANCE AWARD	6

8.	COMPLIANCE WITH CODE SECTION 409A	7

9.	CANCELLATION, RESCISSION, AND CLAWBACK OF PERFORMANCE AWARDS	7

10.	WITHHOLDING TAXES	8

11.	AMENDMENT OF THE PLAN AND OUTSTANDING AWARD AGREEMENTS	8

12.	TRANSFERS UPON DEATH	8

13.	FAILURE TO COMPLY	8

14.	EFFECTIVE DATE AND TERM OF PLAN	9

15.	GOVERNING LAW	9

ii

16.	FUNDED STATUS	9

iii

VISKASE COMPANIES, INC. 2012 LONG-TERM PERFORMANCE PLAN

JUNE 15, 2012, AS AMENDED ON MARCH 10, 2017

1.                                      PURPOSE OF THE PLAN

This Viskase Companies, Inc. 2012 Long-Term Performance Plan is intended to promote the interests of the Company by providing the officers and employees of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the employ of the Company.

2.                                      DEFINITIONS

As used in the Plan, the following definitions apply to the terms indicated below:

(a)               “Award Agreement”

means a written or electronic document or agreement setting forth the terms and conditions of a specific Performance Award.

(b)               “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

(c)                “Board of Directors” shall mean the Board of Directors of Viskase.

(d)               “Breach of Conduct” shall mean (i) (A) if the Participant has executed an employment agreement, option agreement, Award Agreement or other agreement with the Company or any of its affiliates, then (1) the commission by the Participant of any act contained within the definition of “cause” contained therein or (2) any breach by the Participant of such agreement, (B) the Participant’s conviction of, or entering a guilty plea, no contest plea or nolo contendere plea to any crime (other than traffic violations), (C) failure by the Participant to work on a full-time basis, other than on holidays, vacation days, sick days, or other days off under the Company’s business policies; (D) illegal use by the Participant of drugs or alcohol in violation of the Company’s business policies; or (E) a material breach by the Participant of the Participant’s employment terms; or (ii) conduct, as determined by the Committee in its sole and absolute discretion, involving any one of the following: (A) a material violation by the Participant of any business policy or standard of the Company or any Subsidiary that has been distributed or made available to the Participant, (B) material misconduct or inadequate performance by the Participant; (C) the Participant’s commission of an act of embezzlement, fraud or theft; (D) the Participant’s unauthorized disclosure of any trade secret or confidential information of the Company (or any client, customer, supplier or other third party who has a business relationship with the Company) or the Participant’s willful failure to protect any trade secret or confidential information of the Company; (E) the Participant’s violation of any noncompetition or nonsolicitation covenant or similar agreement with the Company or any of its Subsidiaries or soliciting, inducing, or attempting to induce employees of the Company or its Subsidiaries to terminate their employment with the Company or a Subsidiary; (F) the

Participant’s violation of any assignment of inventions obligation with the Company or any of its Subsidiaries; (G) the Participant’s commission of an act which constitutes unfair competition with the Company or which induces or attempts to induce any customer or prospective customer of the Company to breach a contract with the Company or to decline to do business with the Company; (H) the Participant’s commission of an act of fraud or breach of fiduciary duty; (I) the failure of the Participant to perform in a material respect his or her employment obligations without proper cause; (J) any violation by the Participant of the terms or conditions of this Plan or any Award Agreement; or (K) the Participant’s disparagement, or inducement of others to do so, of the Company or its affiliates, or their past or present officers, directors, employees or products, or their controlling persons.

(e)                “Cause” shall mean, with respect to any Participant’s termination of employment, the Participant’s: (i) failure to perform substantially all of his or her duties, (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company or any of its affiliates; (iv) willful misconduct or negligence resulting in a material economic harm to the Company or any of its affiliates; (v) violation of a federal or state securities law or regulation; (vi) dishonesty detrimental to the best interests of the Company or any of its affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (viii) willful disloyalty to the Company or any of its affiliates; (ix) violation, as determined by the Company’s Board of Directors based on the advice of its counsel, of any securities or employment laws or regulations; (x) use of a controlled substance without a prescription or the use of alcohol which impairs his or her ability to carry out his or her duties and responsibilities; or (xi) material violation of the Company’s policies and procedures or any breach of any agreement between the Company and him or her.

(f)                 “Change in Control” shall mean (i) the consummation of any transaction (including, without limitation, any sale of stock, merger, consolidation or spinoff), the result of which is that any Person, other than Carl Icahn or the Related Parties, becomes that Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock or (ii) the acquisition by any Person, other than Carl Icahn or the Related Parties, of all or substantially all of the assets of Company.

(g)                “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)               “Committee” shall mean the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan or, if there shall be no Compensation Committee or other committee of the Board of Directors, the Board of Directors.

(i)                   “Company” shall mean Viskase and each of its Subsidiaries.

(j)                  “Disability” shall (1) have the same definition as set forth in any employment agreement or Award Agreement executed by and between the Participant and the Company or any of its affiliates or (2) if no such agreement exists or such definition does not comply with Section 409A of the Code, shall mean with respect to a Participant’s termination, a permanent and total disability as defined in Sections 22(e)(3) and 409A(a)(2)(C) of the Code.  A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability.

(k)               “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l)                   “Participant” shall mean an employee of the Company to whom a Performance Award is granted pursuant to the Plan, and upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

(m)           “Performance Award” shall mean an award granted pursuant to the terms of the Plan.

(n)               “Person” shall mean a “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(o)               “Plan” shall mean this 2012 Viskase Companies, Inc. Long-Term Performance Plan, as amended on March 10, 2017, and as it may be further amended from time to time.

(p)               “Related Parties” shall mean (i) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn; (ii) any estate of Carl Icahn or of any Person referred to in clause (i); (iii) any Person who receives a bequest from or beneficial interest in any estate under clause (ii) to the extent of such interest; (iv) any executor, personal administrator or trustee who holds such beneficial interest in the Company for the benefit of, or as fiduciary for, any Person under clauses (i), (ii) or (iii) to the extent of such interest; (v) any Person directly or indirectly owned or controlled by Carl Icahn or any other Person or Persons identified in clauses (i), (ii) (iii) or (iv); and (vi) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the Internal Revenue Code or any successor provision to which Carl Icahn or any Person identified in clauses (i), (ii) or (iii) above contributes his beneficial interest in the Company or to which such beneficial interest passes pursuant to such Person’s will.

(q)               “Retirement” shall mean a voluntary termination of employment by a Participant on or after reaching age 62 and having completed ten or more years of service with the Company, unless such required age or number of years of service are otherwise reduced with respect to such Participant by the Committee.  Notwithstanding the foregoing, for Performance Awards that are subject to Section 409A of the Code, Retirement must also qualify as a Separation from Service.

(r)                  “Separation from Service” shall mean any event that causes the Company and Participant to reasonably anticipate that no further services will be performed by the Participant (whether as an employee or as an independent contractor) after a specified date or that the level of services would decrease to less than 20 percent of the average level of services performed over the preceding 36 months.  Notwithstanding the foregoing, for Performance Awards that are subject to Section 409A of the Code, a Separation from Service shall comply with the definition contained in 26 C.F.R. 1.409A-1(h)(1) after a specified date or that the level of services would decrease to less than 20 percent of the average level of services performed over the preceding 36 months.  Notwithstanding the foregoing, for Performance Awards that are subject to Section 409A of the Code, a Separation from Service shall comply with the definition contained in 26 C.F.R. 1.409A-1(h)(1).

(s)                 “Subsidiary” shall mean any direct or indirect subsidiary of Viskase.

(t)                  “Viskase” shall mean Viskase Companies, Inc., a Delaware corporation, and its successors.

(u)               “Voting Stock” shall mean any class or series of capital stock of the Company, or of an equity interest of the Company, that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose.

3.                                      ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee, which, if the Company is subject to the registration requirements of Section 12 of the Exchange Act, shall be comprised in such manner as to permit the grant of Performance Awards to satisfy the “outside director” provisions of Code Section 162(m), or any successor regulations or provisions.  The Committee shall from time to time designate the officers, employees, consultants and advisors of the Company who shall be granted Performance Awards and the amount and type of each such Performance Award.

The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Performance Award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary.  Decisions of the Committee shall be final and binding on all parties, provided that such decisions reflect compliance with the terms and provisions of this Plan.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and Viskase shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in any case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

4.                                      ELIGIBILITY

The persons who shall be eligible to receive Performance Awards pursuant to the Plan shall be members of management of the Company who are largely responsible for the management, growth and protection of the business of the Company as the Committee shall select from time to time.

5.                                      PERFORMANCE AWARDS

(a)               Grant of Performance Awards.

Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee determines in its sole and absolute discretion.

(b)               Value of Performance Awards.

Each Performance Award may have an initial value established by the Committee at the time of grant.  The Committee will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the value of the Performance Awards that will be paid out to the Participant.  For purposes of this Section 5, the time period during which the performance objectives must be met will be called the “Performance Period” and will be set by the Committee in its sole and absolute discretion.

(c)                Earning of Performance Awards.

Subject to the terms and conditions of this Plan and the applicable Award Agreement, after the Performance Period has ended, the holder of Performance Award will be entitled to receive payout of the value of the Performance Award earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved.

(d)               Award Agreement.

Each grant of Performance Awards will be evidenced by a separate Award Agreement specifying the material terms and conditions of the Performance Award and such other provisions as the Committee determines in its sole and absolute discretion.

(e)                Form and Timing of Payment of Performance Awards.

As soon as practicable after the close of the Performance Period, the Chief Financial Officer of the Company shall calculate the financial performance and the proposed payout under the Plan based on the achievement of the financial performance measures.  The proposed payout shall be presented to the Committee for review and approval.  Once approved, payment of the award shall be made within 30 days after completion of the annual audit but not later than June 30 of the calendar year following the end of the Performance Period during which the award is earned.  The Committee will pay earned Performance Awards in the form of cash as specified in the Award Agreement.

(f)                 Payment in the Event of Death, Disability, or a Separation from Service due to (i) Retirement, (ii) Termination by the Company without Cause, or (iii) Termination by the Company due to Participant’s Disability as Defined in the Participant’s Agreement.

In the event of a Participant’s death, Disability, or Separation from Service due to (i) Retirement, (ii) termination by the Company without Cause, or (iii) termination by the Company due to the Participant’s Disability, the Participant will forfeit all Performance Awards to the Company, unless otherwise determined by the Committee in its sole and absolute discretion or as set forth in the Participant’s Award Agreement.  Payment of earned Performance Awards, if any, will be made at a time specified by the Committee in its sole and absolute discretion or as set forth in the Participant’s Award Agreement or as provided in 26 C.F.R. 1.409A-3(j)(2).

(g)                Payment in the Event of a Separation from Service for Other Reasons.

If a Participant incurs a Separation from Service during the Performance Period for any reason other than (i) Retirement, (ii) termination by the Company without Cause, or (iii) termination by the Company due to the Participant’s Disability, the Participant will forfeit all

Performance Awards to the Company, unless otherwise determined by the Committee in its sole and absolute discretion or as set forth in the Participant’s Award Agreement.

(h)               Payment Upon a Change in Control.

Notwithstanding anything to the contrary in this Section 5, upon the occurrence of a Change in Control during the Performance Period, the Participant shall be entitled to receive a Performance Award payout calculated in the manner specified in the applicable Performance Award Agreement.

(i)                   Leaves of Absence.

Subject to all applicable law, the Committee may, in its sole and absolute discretion, adjust any award, on a pro-rata basis, for any leave of absence taken by the Participant during the Performance Period.

(j)                  Nontransferability.

Except as otherwise provided in a Participant’s Award Agreement, Performance Awards may not be sold, transferred, pledged, assigned or otherwise alienated or  hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)).

6.                                      ADJUSTMENTS

In the event of a significant corporate transaction or event, the Committee reserves the right to make such adjustments as are necessary to preserve the original intent of the Performance Award and the goals contained herein, including, but not limited to, the replacement of the Performance Award with a similar award or the acceleration of payments to the extent permissible under Code Section 409A.  In addition, the Committee may, at any time prior to the final determination of Performance Awards, increase, decrease or otherwise adjust performance measures and targets as a result of extraordinary or non-recurring events, changes in applicable accounting rules or principles, changes in the Company’s methods of accounting, changes in applicable law, changes due to any consolidation, acquisition or reorganization affecting the Company or such other material change in the Company’s business.  Any adjustment pursuant to this Section 6 shall be consistent with the applicable event and in such manner as the Committee may, in its sole and absolute discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns.  Except as expressly provided in this Section 6 or in the applicable Award Agreement, a Participant shall have no rights by reason of any Section 6 event.

7.                                      NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO PERFORMANCE AWARD

Nothing contained in the Plan or any Performance Award shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment or other agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of a Performance Award.

No person shall have any claim or right to receive a Performance Award hereunder, and the Committee’s granting of a Performance Award to a Participant at any time shall neither require the Committee to grant a Performance Award to such Participant or any other Participant or other person at any other time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

8.                                      COMPLIANCE WITH CODE SECTION 409A

The Plan and Performance Awards, and all amounts payable with respect to Performance Awards, are intended to comply with, or be exempt from, Code Section 409A and the interpretative guidance thereunder and shall be construed, interpreted and administered accordingly.  If an unintentional operational failure occurs with respect to Code Section 409A, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure to the extent possible in accordance with any correction procedure established by the U.S. Department of the Treasury.  If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death.  A termination of employment shall be deemed to occur only if it is a Separation from Service within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination,” “termination of employment,” or like terms shall mean a Separation from Service.  In no event whatsoever shall the Company or its affiliates be liable for any additional tax, interest or penalty that may be imposed on any Participant pursuant to Code Section 409A or any damages for failing to comply with Code Section 409A.

9.                                      CANCELLATION, RESCISSION, AND CLAWBACK OF PERFORMANCE AWARDS

The Committee shall provide in each Award Agreement that, in the event of a restatement of the Company’s consolidated financial statements that would reduce the amount of any previously awarded Performance Awards, the related outstanding Performance Awards will be cancelled or reduced accordingly, and the Participant shall pay over to the Company an amount equal to any gain realized as a result of the exercise, distribution or settlement (whether at the time of exercise, distribution or settlement or thereafter) within (a) the twenty-four (24) months preceding such financial restatement for the Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer of the Company or (b) the twelve (12) months preceding such financial restatement for all other Participants.

Additionally, the Committee may at any time, in its sole and absolute discretion, cancel, declare forfeited, rescind, or require the return of any outstanding Performance Award (or a portion thereof) upon the Committee determining that the Participant has, at any time (whether before or after the grant date of the Performance Award), committed a Breach of Conduct.  In addition, at any time following the payment of a Performance Award, the Committee may, in its sole and absolute discretion, rescind any such payment and require the repayment of a Performance Award (or a portion thereof) upon the Committee determining that the Participant has, at any time (whether before or after the payment of the Performance Award), committed a Breach of Conduct.

The Committee’s determination that a Participant has committed a Breach of Conduct, and its decision to require rescission of a Performance Award’s payment, shall be conclusive, binding, and final on all parties.  The Committee’s determination that a Participant has violated the terms or conditions of the Plan or the Performance Award and the Committee’s decision to cancel, declare forfeited, or rescind a Performance Award or to require rescission of a Performance Award’s payment shall be conclusive, binding, and final on all parties.

In connection with any cancellation, forfeiture or rescission contemplated by this Section 9, the terms of repayment by the applicable Participant shall be determined in the Committee’s sole and absolute discretion, which may include, among other terms, the repayment being required to be made (i) in one or more installments or payroll deductions or deducted from future bonus payments or (ii) immediately in a lump sum in the event that such Participant incurs a termination of employment.

10.                               WITHHOLDING TAXES

The Company shall have the right to withhold from any payments distributable to the Participant hereunder the amount of any withholding or other tax due with respect to such payment prior to the delivery of such cash or property to the Participant.

11.                               AMENDMENT OF THE PLAN AND OUTSTANDING AWARD AGREEMENTS

The Board of Directors or Committee may at any time suspend or discontinue the Plan or revise or amend the Plan or any outstanding Performance Award in any respect whatsoever; provided, however, that no such suspension, discontinuance, revision or amendment shall adversely impair the rights of any Participant pursuant to an outstanding Performance Award without the consent of such Participant.  Notwithstanding the foregoing, the Board of Directors or Committee may take such actions as it deems appropriate to ensure that the Plan and any Performance Awards may comply with any tax, securities or other applicable law.  Nothing herein shall restrict the Board of Directors’ or Committee’s ability to exercise its discretionary authority as provided in the Plan.

12.                               TRANSFERS UPON DEATH

Upon the death of a Participant, outstanding Performance Awards granted to such Participant may be transferred only to the executors or administrators of the Participant’s estate or to any person or persons who shall have acquired such right by will or by the laws of descent and distribution.  No transfer by will or the laws of descent and distribution of any Performance Award shall be effective to bind Viskase unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Performance Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Performance Award.

13.                               FAILURE TO COMPLY

In addition to the remedies of Viskase elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the agreement executed by such Participant evidencing a Performance Award, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Performance Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

14.                               EFFECTIVE DATE AND TERM OF PLAN

The Plan was originally adopted on June 15, 2012 by the Board of Directors.  The Plan was amended on March 10, 2017 by the Committee.  The Committee or Board of Directors may terminate the plan at any time subject to the provisions of Section 11 of this Plan.

15.                               GOVERNING LAW.

The Plan is governed by the laws of the State of New York and as such will be construed under and in accordance with the laws of the State of New York without regard to conflicts of law.

16.                               FUNDED STATUS.

Nothing in the Plan will require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of a Performance Award. No Participant, beneficiary or other person will have any right, title or interest in any amount awarded under the Plan prior to the payment of such Performance Award to him or her or the close of any Performance Period, or in any property of the Company or its affiliates. A Participant’s rights to a Performance Award under the Plan are no greater than those of unsecured general creditors of the Company.